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                                                               EXHIBIT (4)(c)(2)

                          DECEMBER 1, 2001 AMENDMENT TO
                              REPUBLIC BANCORP INC.
                            TAX DEFERRED SAVINGS PLAN

REPUBLIC BANCORP INC., a Michigan corporation (herein called the Company), adopts this amendment to its Tax Deferred Savings Plan ("Plan"). Unless otherwise stated, this amendment is effective December 1, 2001.

WHEREAS, the Company believes it advisable and in the best interests of Participants and Beneficiaries to make certain changes to the Plan; and

WHEREAS, pursuant to Article X(D) of the Plan, the Company reserved the right to amend the Plan subject to the conditions provided therein.

NOW, THEREFORE, the Plan is amended as provided below:

1.   Article I(A) is amended by adding new definition (12A) to read:

     "Company Stock" means stock that constitutes "qualifying employer securities," as defined in Code Section 4975(e)(8), including voting common stock of the Company or preferred stock of the Company that is convertible into voting common stock of the Company.

2.   Article I(A) is further amended by adding new definition (12B) to read:

     "Company Stock Fund" means the Company Stock held in the Trust Fund. The Company Stock Fund shall also consist of cash or cash equivalents, in which cash dividends paid on shares of vested Company Stock allocated to a Participant's Stock Account shall be invested prior to being distributed pursuant to Article V. Cash dividends on nonvested Company Stock allocated to a Participant's Stock Account, and cash dividends on vested Company Stock which the Participant or Beneficiary does not elect to be distributed to him pursuant to Article VII(B), shall be invested in the stock portion of the Company Stock Fund.

3.   Article I(A) is further amended by adding new definition (18A) to read:

     "ESOP" means the portion of the Plan that is intended to be a stock bonus plan as defined in Treasury Regulation Section 1.401-1(b)(1)(iii) and a non-leveraged employee stock ownership plan satisfying the requirements of Code Sections 401(a), 409, and 4975(e)(7). The ESOP shall consist of the Company Stock Fund. The ESOP is intended to be invested primarily in Company Stock.

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4.   Article I(A) is further amended by adding new definition (21A) to read:

     "General Account" means an account other than a Participant's Stock
     Account.

5.   Article I(A) is further amended by adding new definition (36A) to read:

     "Stock Account" means an account consisting of (1) cash and/or Company Stock allocated on December 1, 2001 to the accounts of Participants who are actively employed by the Company on such date, (2) amounts attributable to Company contributions made on the Participant's behalf under the ESOP portion of the Plan, and (3) earnings attributable to all such amounts. The account shall include any sub-accounts established in order to separately track the cash, cash equivalent and Company Stock portions of the Company Stock Fund.

6. Article III(A) is amended by adding the following as the last sentence thereof, to read:

     Additionally, the Company shall determine the portion, if any, of a discretionary contribution to be credited to the ESOP for any Plan Year.

7.   Article IV(A)(1) is amended by revising the first two paragraphs to read:

     A. Participants' Shares of Contribution; Limitations. The Trustee shall
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     establish a General Account and Stock Account for each Participant and shall thereafter maintain a separate record thereof. The Company's contribution under Article III(A) for any taxable year shall, subject to Articles II(D) regarding inactive participants, promptly upon receipt be allocated among the various Participants' accounts, as of the Anniversary Date falling within such taxable year as follows:

          (1) (a) The amount allocated to each Participant's General Account (including the account of any individual who first became a Participant as of either Entry Date falling within such taxable year) shall be that portion of the Company's contribution not designated as an ESOP contribution which the Creditable Compensation paid to such Participant bears to the total Creditable Compensation paid to all the Participants in the taxable year. The amount allocated to each Participant's Stock Account (including the account of any individual who first became a Participant as of either Entry Date falling within such taxable year) shall be that portion of the Company's contribution designated as an ESOP contribution which the Creditable Compensation paid to such Participant bears to the total Creditable Compensation paid to all the Participants in the taxable year.

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8.   Article IV(Q) is amended to read:

     As of each Valuation Date the Trustee shall determine as provided in
     Article IX(H) (Appraisal), or shall cause the organization(s) holding the assets of a particular Investment Fund, such as an insurance company or mutual fund, to determine the net earnings or the net loss of each Investment Fund including net capital gains or losses, if any, for the period ending on such date or since the previous Valuation Date, and shall revalue, or cause to be revalued, each Investment Fund so as to reflect the increase or decrease in the value of the investments of each Investment Fund as compared to the value of such investments as of the previous Valuation Date. To the extent an Investment Fund is invested in shares or units of participation in a mutual fund or pooled fund maintained by the Trustee, such shares or units of participation shall be valued in the manner they are normally valued by the mutual fund or pooled fund. To the extent an Investment Fund is invested in an annuity or deposit administration contract, including a guaranteed income contract or similar contract issued by an insurance company, it shall be valued in the manner such contract is normally valued by the insurance company. The earnings or net loss so computed with respect to each Investment Fund held in General Accounts shall be ratably credited or debited to the Participants' General Accounts based on their respective interests in the Investment Fund on the prior appraisal date. In determining the amounts of General Accounts on any such prior appraisal date, there shall be included any Company contributions allocable thereto as of such date. Dividends and earnings with respect to Stock Accounts shall be credited or debited to the Participants' Stock Accounts in the ratio which each such account on the next prior appraisal date bore to the aggregate of such accounts on such prior appraisal date.

9.   Article VII is added to read:

                                   ARTICLE VII
                    COMPANY STOCK FUND -- SPECIAL PROVISIONS

     (A) Diversification Rights. Matching Company Contributions shall generally
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     be invested in the Company Stock fund, subject to the following:

(1) As used in this paragraph (A), the following terms shall have the following meaning:

          (i) Qualified Participant. The term "Qualified Participant" shall mean
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          a Participant who has attained age fifty-five (55) and who has completed ten (10) years of participation under the Plan.

          (ii) Qualified Election Period. The term "Qualified Election Period"
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          shall mean the period beginning with the Plan Year following the Plan
          Year in which the Participant first becomes a Qualified Participant. The Qualified Election Period ends with the fifth Plan Year within the Qualified Election Period.

          (iii) Election Period. The term "Election Period" shall mean the
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          ninety (90) day period commencing on the first day of each Plan Year in the Participant's Qualified Election Period.

          (iv) Additional Diversification Election Period. The term "Additional
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          Diversification Election Period" shall mean the ninety (90) day period commencing on the first day of the Plan Year following the last Plan Year in the Participant's Qualified Election Period.

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(2) During each Election Period, a Qualified Participant will be given an election to diversify up to twenty-five percent (25%) of the value of his Stock Account. During the Additional Diversification Election Period, the amount eligible for diversification is fifty percent (50%) of the value of the Participant's Stock Account. The twenty-five (25) or fifty (50) percent limit, as applicable, is reduced by amounts diversified in previous Election Periods in determining the amount eligible for diversification.

(3) The Qualified Participant's direction shall be provided to the Committee in writing and shall be effected no later than ninety (90) days after the close of the applicable Election Period to which the direction applies.

(4) At the election of the Qualified Participant, the Trustee shall transfer the amount for which the Participant has elected diversification to the 401(k) portion of the Plan or to any other 401(k) plan maintained by the Company or a Related Company for which the Qualified Participant is an eligible employee, shall distribute such amount to the Participant, or shall transfer such amount to an individual retirement account established by the Participant. The Committee will provide Qualified Participants with information concerning the Diversification Option prior to the commencement of the Election Period and during each Plan Year in the Participant's Qualified Election Period.

     (5) A Qualified Participant may modify, revoke or amend an election under this paragraph at any time during the ninety (90) day Election Period in which the election is made.

     (6) If the fair market value of Company Stock allocated to the Stock Account of a Qualified Participant is $500 or less on the Anniversary Date immediately preceding the first day of any Election Period, no election shall be required under this Article IV(F).

     (B) Dividends on Company Stock. Cash dividends that are paid on shares of
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     Company Stock allocated to a Participant's Stock Account and in which the
     Participant has a vested interest, shall be, at the election of the Participant or Beneficiary, distributed to the Participant or Beneficiary or held in the Plan and reinvested in Company Stock. Cash dividends that are distributed pursuant to an election hereunder shall be paid, at the discretion of the Committee, by the Company in cash to Participants or Beneficiaries, or paid to the Plan and distributed to Participants and Beneficiaries not later than ninety (90) days after the close of the Plan Year in which paid to the Plan.

     A Participant's or Beneficiary's election pursuant to this paragraph (B) shall be made in the manner prescribed by the Committee. An election shall remain in effect for all future payments of cash dividends until amended or revoked by the Participant or Beneficiary. In the absence of an election by a Participant or a Beneficiary, cash dividends paid on shares of Company Stock allocated to the Participant's Stock Account shall be reinvested in shares of Company Stock.

     (C) Voting of Company Stock. Notwithstanding the provisions of Article
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     IX(G)(5), Company Stock held in the Trust Fund shall be voted by the
     Trustee as follows:

     (1) Each Participant in the Plan (or, if applicable, his Beneficiary) shall be entitled to direct the Trustee as to the exercise of any and all voting rights with respect to the shares of common stock of the Company allocated to his Stock Account under the Plan if the Company or any Related Company has a "registration-type class of securities" within the meaning of Code
     Section 409(e), other than shares as to which he is not Vested. If the Employer or any Related Company does not

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     have a registration-type class of securities, each Participant in the Plan
     (or if applicable, his Beneficiary) shall be entitled to direct the Trustee as to the exercise of voting rights on shares of common stock of the Company allocated to his Stock Account (other than shares as to which he is not Vested) under the Plan solely with respect to any corporate matter which involves the voting of shares with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction as prescribed in regulations issued by the Secretary of the Treasury. If a Participant is entitled to so direct the Trustee as to the voting of common stock of the Company allocated to his account, all shares as to which such instructions have been timely received by the Trustee shall be voted in accordance with such instructions.

     (2) The Trustee shall vote the shares of common stock of the Company which are subject to the pass-through voting provisions of Section (1) above, but for which it does not timely receive voting instructions from Participants, as directed by the Committee, so long as such action is not contrary to ERISA.

     (3) In circumstances where Participants are not entitled to exercise voting rights with respect to the shares of common stock of the Company allocated to their Stock Accounts pursuant to Section (1) above, the Trustee shall vote all shares as directed by the Committee.

10.  Article IX(G)(5) is amended to read:

     (5) To vote or not vote, subject to the provisions of Article VII(C), any stock or securities in person, through designees or by proxy.

11.  Subparagraph (1) of Article IX(H) is amended to read:

     Stocks and securities which are listed or reported on any national exchange, including Company Stock, shall be valued on the basis of their closing prices on such exchange on the appraisal date, or, if there were no reported sales on such exchange on the appraisal date, then at their bid prices at the close of market.

12.  Subparagraph (5) of Article IX(H) is amended to read:

     Property not subject to valuation by the foregoing methods shall be valued at its fair market value in accordance with written directions given to the Trustee by the Committee (except as otherwise provided in Article XII); provided, however, that valuation of Company Stock that is not readily tradable on an established securities market shall be made by an independent appraiser who meets the requirements similar to the requirements of the regulations prescribed under Code Section 170(a)(1), in accordance with Code Section 401(a)(28)(C).

13.  Article XI(K) is amended to read:

     Payment in Cash or Company Stock; Put Option.
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     (1) All distributions under Article V or VI shall be, as elected by the
     Participant or Beneficiary, paid in the form of cash or (to the extent of shares of common stock of the Company allocated to his Stock Account under the Plan) in Company Stock. In the case of a distribution in Company Stock, any proportionate amount that represents a fractional part of a share of the stock shall be distributed in cash. An election must be filed not later than seven (7) days prior to a

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     quarterly Valuation Date and the number of shares of Company Stock to be included in the distribution shall be based upon the value of such stock on such Valuation Date.

     (2) In accordance with Code Sections 409(h)(4), (5) and (6), if the Plan distributes Company Stock that is not readily tradable on an established market, then any Participant who is otherwise entitled to a distribution from the Plan shall have the right (hereinafter referred to as the "Put Option") to require that his Company Stock be repurchased by the Company. The Trustee may elect to repurchase such Company Stock, in lieu of the Company. The Put Option shall only be exercisable during the sixty-day (60) period immediately following the date of distribution, and if the Put Option is not exercised within such sixty-day (60) period, it can be exercised for an additional sixty (60) days in the following Plan Year.

     (3) The amount paid for Company Stock pursuant to the exercise of a Put Option as part of a total distribution shall be paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than thirty (30) days after the request for total distribution and not exceeding five (5) years. There shall be adequate security provided and reasonable interest paid on an unpaid balance due under this paragraph.

     (4) If the Company is required to repurchase Company Stock as part of an installment distribution, the amount to be paid for Company Stock will be paid not later than thirty (30) days after the exercise of the Put Option.

14. The terms and provisions of the Plan shall in all other regards remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer.

                                               REPUBLIC BANCORP INC.


                                               By
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